EXHIBIT 23.1

CONSENT OF CARL BRECHTEL

The undersigned, Carl Brechtel, hereby states as follows:

I, Carl Brechtel, a qualified person as defined by National Instrument 43-101, supervised the NBP metallurgical testing program and approved the disclosure in the Annual Report on Form 10-K for Corvus Gold Inc. (the “Company”) which is incorporated by reference into the Company’s Registration Statements on Form S-8 (333-198689 and 333-230712) and Form S-3 (333-229516).

I hereby consent to the Approval Statement and to the reference to my name in the Form 10-K as incorporated by reference into the Registration Statements on Form S-8 (333-198689 and 333-230712) and Form S-3 (333-229516).

Date: August 9, 2021	By:	/s/ Carl Brechtel

Name: Carl Brechtel